Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

HINES GLOBAL REIT II, INC.

ARTICLE I

OFFICES

Section 1.1. Principal Office.

The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 1.2. Other Offices.

The Corporation may also have offices, including a principal executive office, at such other places both within and without the State of Maryland as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1. Place of Meetings.

Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Maryland, as shall be set from time to time in accordance with these Bylaws and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.2. Annual Meeting.

An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time set by the Board of Directors, beginning in the year 2015.

Section 2.3. Special Meetings.

The President, the Chief Executive Officer, the Chairman of the Board, a majority of the Board of Directors or a majority of the Independent Directors (as defined in the charter of the Corporation (the “Charter”)) may call a special meeting of the stockholders. Any such special meeting of stockholders shall be held on the date and at the time and place set by the President, the Chief Executive Officer, the Chairman of the Board, the Board of Directors or the Independent Directors, whoever has called the meeting. A special meeting of stockholders shall also be called by the Secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than ten percent of all the votes entitled to be cast on such matter at such meeting. The written request must state the purpose of such meeting and the matters proposed to be acted on at such meeting. Within ten days after receipt of such written request, either in person or by mail, the Secretary of the Corporation shall provide all stockholders with written notice, either in person or by mail, of such meeting and the purpose of such meeting. Notwithstanding anything to the contrary herein, such meeting shall be held not less than 15 days nor more than 60 days after the Secretary’s delivery of such notice. Subject to the foregoing sentence, such meeting shall be held at the time and place specified in the stockholder request; provided, however, that if none is so specified, such meeting shall be held at a time and place convenient to the stockholders.

Section 2.4. Notice. Except as provided otherwise in Section 2.3, not less than ten nor more than 90 days before each meeting of stockholders, the Secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

Subject to Section 2.8(a), any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 2.8(c)(3)) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this Section 2.4.

Section 2.5 Quorum. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the Charter for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 2.6. Voting.

The holders of a majority of the shares of stock of the Corporation entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present may, without the necessity for concurrence by the Board of Directors, vote to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 2.6. Stock Ledger.

The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled (i) to examine the stock ledger or the books of the Corporation and (ii) to vote in person or by proxy at any meeting of stockholders.

Section 2.7. Organization and Conduct.

Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be the chairman of the meeting or, in the absence of such appointment or appointed individual, by the Chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the Chairman of the Board, by one of the following officers present at the meeting in the following order: the Vice Chairman of the Board, if there be one, the Chief Executive Officer, the President, the Vice Presidents in their order of rank and seniority, the Secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the Secretary presides at a meeting of the stockholders, an Assistant Secretary shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) recessing or adjourning the meeting to a later date and time and place announced at the meeting and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.8. Advance Notice of Stockholder Nominees for Director and other Stockholder Proposals.

(a) Annual Meetings of Stockholders.

(1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 2.8(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 2.8(a).

(2) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 2.8, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 2.8 and shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Central Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 2.8 (c)(3)) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Central Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) Such stockholder’s notice shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder;

(ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of stock or other securities of the Corporation (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person and the date on which each such Company Security was acquired and the investment intent of such acquisition and

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person;

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 2.8(a) and any Proposed Nominee,

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee and

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person; and

(v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5) Notwithstanding anything in this subsection (a) of this Section 2.8 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 2.8 (c)(3)) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.8(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Central Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(6) For purposes of this Section 2.8, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such stockholder or such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 2.3 for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 2.8 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 2.8. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraph (a)(3) of this Section 2.8, is delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Central Time on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(1) If information submitted pursuant to this Section 2.8 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 2.8. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two business days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the Secretary or the Board of Directors, any such stockholder shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.8 and (ii) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 2.8 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 2.8.

(2) Only such individuals who are nominated in accordance with this Section 2.8 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 2.8. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.8.

(3) For purposes of this Section 2.8, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4) Notwithstanding the foregoing provisions of this Section 2.8, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.8. Nothing in this Section 2.8 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 2.8 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

Section 2.9 Inspectors.

The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. The inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chairman of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 2.10. Consent by Stockholders Without a Meeting.

Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders, (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the Maryland General Corporation Law (“MGCL”) or (c) in any manner set forth in the terms of any class or series of preferred stock of the Corporation. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

Section 2.11. Voting of Stock by Certain Holders. Stock of the Corporation registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, trustee or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or other fiduciary may vote stock registered in the name of such person in the capacity of trustee or fiduciary, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 2.12. Control Share Acquisition Act. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

DIRECTORS

Section 3.1. Number, Tenure and Resignation.

At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL (or, upon the Commencement of the Initial Public Offering (as defined in the Charter), three), nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the Chairman of the Board or the Secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3.2. Vacancies.

If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Until such time as the Corporation becomes subject to Section 3-804(c) of the MGCL, any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors, including a majority vote of the Independent Directors; and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. At such time as the Corporation becomes subject to Section 3-804(c) of the MGCL and except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors, other than a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill such a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies; and any vacancy created by an increase in the number of directors may be filled only by the affirmative vote of a majority of the directors, including the affirmative vote of a majority of the Independent Directors and any director elected to fill such a vacancy shall serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies. Independent Directors shall nominate replacements for vacancies among the Independent Directors’ positions.

Section 3.3. General Powers.

The business of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.4. Meetings and Notice.

An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution. Special meetings of the Board of Directors may be called by the President, the Chairman of the Board of Directors, the Chief Executive Officer or any director. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Notice by

United States mail shall be given at least three days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 3.5. Quorum.

A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 3.6. Voting and Actions of the Board.

The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 3.7. Meetings by Means of Conference Telephone.

Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.7 shall constitute presence in person at such meeting.

Section 3.8. Reliance.

Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 3.9. Certain Rights of Directors, Officers, Employees and Agents.

A director, officer, employee or agent shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director, officer, employee or agent, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 3.10 Organization.

At each meeting of the Board of Directors, the Chairman of the Board or, in the absence of the chairman, the Vice Chairman of the Board, if any, shall act as chairman of the meeting. In the absence of both the Chairman and Vice Chairman of the Board, the Chief Executive Officer or, in the absence of the Chief Executive Officer, the President or, in the absence of the President, a director chosen by a majority of the directors present shall act as chairman of the meeting. The Secretary or, in his or her absence, an Assistant Secretary of the Corporation or, in the absence of the Secretary and all Assistant Secretaries, an individual appointed by the chairman of the meeting shall act as secretary of the meeting.

Section 3.11. Ratification.

The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 3.12. Emergency Provisions.

Notwithstanding any other provision in the Articles of Incorporation or these Bylaws, this Section 3.12 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio, and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

Section 3.13 Compensation.

Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors, including under an incentive plan approved by the Board of Directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

COMMITTEES

Section 4.1. Committees.

The Board of Directors may appoint from among its members committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. A majority of the members of each committee shall be Independent Directors.

Section 4.2. Powers.

The Board of Directors may delegate to committees appointed under Section 4.1 any of the powers of the Board of Directors, except as prohibited by law.

Section 4.3. Committee Rules.

Unless the Board of Directors otherwise provides, each committee shall fix its own rules of procedure and shall meet at such times and at such place or places as may be provided by such rules or as the members of such committee shall provide. Committee meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the chairman of the committee, if any, or any two or more committee members. Notice for such meetings shall be made as contemplated by Section 3.4. A waiver of notice in writing or by electronic transmission, given by the committee member entitled to such notice and filed with the records of the meeting whether before or after the holding thereof, or actual attendance at the committee meeting, shall be deemed equivalent to the giving of such notice to such committee member.

Each committee shall keep minutes of its meetings. With respect to each committee, a majority of its members shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the members thereof shall be required for any action of such committee.

Section 4.4. Vacancies.

Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

Section 4.5. Action by Consent; Meetings by Telephone or Similar Communications.

Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if a consent in writing or by electronic transmission to such action is given by all members of the committee and such consent is filed with the minutes of its proceedings. The members of any committee which is designated by the Board of Directors may participate in a meeting of such committee by means of a conference telephone or other communications equipment by means of which all members participating in the meeting can hear each other at the same time, and participation by such means shall be conclusively deemed to constitute presence in person at such meeting.

ARTICLE V

OFFICERS

Section 5.1. General.

The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 5.2. Removal and Resignation.

Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors, the Chairman of the Board, the President or the Secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 5.3. Vacancies.

A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 5.4. Chief Executive Officer.

The Board of Directors may designate a Chief Executive Officer. In the absence of such designation, the Chairman of the Board shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5.5. Chairman of the Board.

The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 5.6. President.

In the absence of a Chief Executive Officer, the President shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a Chief Operating Officer by the Board of Directors, the President shall be the Chief Operating Officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5.7. Chief Operating Officer.

In the absence of the President, the Chief Operating Officer shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and in general shall perform all duties incident to the office of Chief Operating Officer and such other duties as from time to time may be assigned to him or her by the President or the Board of Directors.

Section 5.8. Vice Presidents.

In the absence of the President and the Chief Operating Officer or in the event of a vacancy in such offices, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and shall perform such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors. The Board of Directors may designate one or more vice presidents as Executive Vice President, Senior Vice President or as Vice President for particular areas of responsibility.

Section 5.9. Secretary.

The Secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) have general charge of the share transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.

Section 5.10. Chief Financial Officer; Treasurer; Assistant Treasurer.

The Chief Financial Officer and the Treasurer shall have the custody of the corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general shall perform such other duties as may be assigned to them by the Chief Executive Officer, the President or the Board of Directors. The Chief Financial Officer or the Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of transactions and of the financial condition of the Corporation.

The Assistant Treasurer, if any, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Chief Executive Officer, the President, the Treasurer or the Board of Directors may from time to time prescribe.

Section 5.11. Compensation.

The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

STOCK

Section 6.1. Certificates.

Except as may otherwise be provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 6.2. Transfers.

All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 6.3. Replacement Certificate.

Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 6.4. Fixing of Record Date.

The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose (such record date, in any case, may not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken).

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been made as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting may be determined as set forth herein.

Section 6.5. Fractional Stock; Issuance of Units. The Board of Directors may authorize the Corporation to issue fractional stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE VIII

AMENDMENTS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Contracts and Disbursements.

The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when authorized or ratified by action of the Board of Directors and executed by an authorized person. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 9.2. Fiscal Year.

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

Section 9.3. Corporate Seal.

The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

Section 9.4 Distributions.

Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors and declared by the Corporation, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.